Exhibit 99.1

Corporate Contacts

Jane Green

Investors/Media

650.358.1447

jgreen@sciclone.com

SCICLONE APPOINTS WILSON W. CHEUNG

AS CHIEF FINANCIAL OFFICER

Foster City, Calif. – July 15, 2013 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced the appointment of Wilson W. Cheung as Chief Financial Officer and Senior Vice President, Finance. Mr. Cheung is an experienced senior financial and international accounting executive with broad experience spanning financial management, SEC and SOX 404 financial reporting for publicly traded international companies, as well as corporate governance and compliance, operations management, corporate development and investor relations. Mr. Cheung will report to Friedhelm Blobel, Ph.D., Chief Executive Officer, and will be based in the Company’s Foster City, CA headquarters.

“Wilson has extensive experience in managing financial operations and compliance for commercial, publicly traded companies and has a deep understanding of companies operating in China in highly regulated, competitive and fast changing environments,” said Dr. Blobel. “His international, multi-industry experience will be especially valuable as our Company implements strategies to drive our long-term growth, expand the market opportunities for ZADAXIN®, develop the potential of our growing portfolio of differentiated products, and strengthen our standing as a US-based, China-focused specialty pharmaceutical company. I am particularly pleased with the significant strengthening of SciClone’s management team in the US and China over the last several quarters, and believe that Wilson will be a great addition to our executive team.”

“I believe that SciClone is an exciting, growth-oriented specialty pharmaceutical company with excellent prospects for delivering impressive financial results and building shareholder value,” said Mr. Cheung. “I appreciate the opportunity to work with the highly dedicated finance teams in the US and China to maintain timely and high quality financial reporting, and to help strengthen SciClone’s market success and reputation within the investor community.”

Mr. Cheung served most recently as Chief Compliance Officer, Asia Pacific of Velti plc, a global mobile marketing and advertising software-as-a-service provider, and previously as Chief Financial Officer, where he took the company public on its Nasdaq IPO, raised over $400 million in equity and debt and oversaw global finance and accounting functions and investor relations. Prior to Velti, Mr. Cheung was Chief Financial Officer and Corporate Secretary at AXT, Inc., a California-based, publicly traded manufacturer of high performance semiconductor substrates, with a major presence in China, where he led the finance and operations teams. Mr. Cheung previously held senior financial positions in telecommunications company InterWAVE Communications International Ltd. (now Alvarion, Ltd), and at Yahoo!, Deloitte, where he advised US companies operating in China, and at KPMG in their Los Angeles, Hong Kong and Beijing offices. Mr. Cheung holds a B.A. from the University of California, Los Angeles (UCLA), and is a Certified Director of Corporate Governance from UCLA’s Executive Program. He is a California Certified Public Accountant (inactive), and speaks English, Cantonese and Mandarin.

About SciClone

SciClone Pharmaceuticals is a US-based, China-focused specialty pharmaceutical company with a product portfolio of therapies for oncology, infectious diseases and cardiovascular, urological, respiratory, and central nervous system disorders. SciClone’s ZADAXIN® (thymalfasin) is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV) and certain cancers, and as a vaccine adjuvant, according to the local regulatory approvals. Besides ZADAXIN, SciClone markets about 14 mostly partnered products in China, including Depakine®, the most widely prescribed broad-spectrum anti-convulsant in China; Tritace®, an ACE inhibitor for the treatment of hypertension; Stilnox®, a leading hypnotic for the short-term treatment of insomnia (marketed as Ambien® in the US); and Aggrastat®, a recently-launched interventional cardiology product. SciClone is also pursuing the registration of several other therapeutic products in China. SciClone is headquartered in Foster City, California. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

Ambien, Depakine, Stilnox and Tritace are registered trademarks of Sanofi and/or its affiliates.

Aggrastat is a registered trademark of Medicure International Inc. in the United States, and Iroko Cardio LLC or Merck & Co., Inc. in numerous other countries.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.